                                                                      EXHIBIT 18

May 10, 2005


Tenneco Automotive Inc.
500 North Field Drive
Chicago, Illinois  60045

Dear Sirs/Madams:

         At your request, we have read the description included in your Quarterly Report on Form 10-Q of Tenneco Automotive Inc. and consolidated subsidiaries (the "Company") to the Securities and Exchange Commission for the quarter ended March 31, 2005, of the facts relating to the change in the method of accounting for certain inventory from the last-in, first-out ("LIFO") method to the lower of cost, determined on a first-in, first-out ("FIFO") basis, or market method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

         We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2004.

Yours truly,

DELOITTE & TOUCHE LLP

Chicago, Illinois